Exhibit 99.1

Biodiesel Energy can be in your hands. . . October 2010 Volume 1, Number 10

MEMBER UPDATE:

This has been a long time coming.  We can finally write a newsletter and tell investors that they now own a biodiesel plant in Mason City – the transaction was finalized on Thursday, September 30th.  Now the real work begins.

Ball Industrial has started engineering for the new front end.  They will continue with engineering and will attempt to get as much work done at the site before winter.  Weather permitting, work will continue during the winter.  Watch for construction updates posted on the Soy Energy’s web site.

Rick Davis, General Manager will make the move to Mason City on the week of October 11th.  Until then, you can still reach him at the Marcus office or any other directors (numbers listed below) if you have any questions.  Once the e-mail is set up at the Mason City plant, it will be posted to the Soy Energy website.

There are currently two employees at the Mason City facility (Stacy Staudt and Rick Johnson).  Stacy Staudt is the Lab Manager and will be doing some of the accounting work that Becky Nothem has done in the past.  Rick Johnson is the Maintenance Manager and will keep the plant in shape this winter and make sure construction moves smoothly.

At this time we want to thank Becky for her hard work in making Soy Energy’s dream of owning a plant a reality.  With her and her husband’s farming operation located in this community, she is not making the move to Mason City.  We wish her well in her future endeavors.

One of the first things Soy Energy has on its agenda is to set up a link on the web site (soyenergyllc.com) to a qualified matching service which will match perspective buyers and sellers to be able to transfer, buy, or trade units.  Refer to the web site (soyenergyllc.com) for the new link or contact the Soy Energy office for more information and/or Unit Transfer forms.

The new address and phone number for Soy Energy (MC) will be:

Soy Energy, LLC, 4172 19th Street SW, Mason City, IA  50401

(641)421-7590 (phone)      (641)421-7591 (fax)

We want to thank the City of Marcus for their support of the Soy Energy biodiesel project.  This community understands what economic development is all about.

Last of all, we want to say something about our investors.  It has taken a long time for us to own a plant and we have been through some difficult times but through it all, the members have stuck together.  It was apparent when approximately 83% of the members that voted at the membership meeting voted to buy the Mason City plant.  The Board of Directors and Rick Davis appreciate this level of confidence.

Watch our website for future updates.

If you have any questions, feel free to contact Rick at the Soy Energy office (712-376-2081) or any director listed below:

Darrell Downs	(712-540-5230)	Bob Engel	(712-540-5959)
Chuck Getting	(712-348-5070)	Daryl Haack	(712-261-5625)
Dave Langel	(712-546-9203)	Doug Lansink	(712-369-1435)
Steve Leavitt	(319-371-4628)	Carol Reuter	(712-376-4135)
Chuck Sand	(712-376-4135)	Dallas Thompson	(712-548-8619)
Ron Wetherell	(712-436-2266)

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions.  These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties.  Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission.  We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter.  We qualify all of our forward-looking statements by these cautionary statements.

PO Box 663 Marcus, IA 51035 Phone: 712-376-2081 E-mail: soyenergy@midlands.net Web site: www.soyenergyllc.com